Exhibit 99.1

GENCOR RELEASES FISCAL YEAR AND FOURTH QUARTER 2017 RESULTS

December 6, 2017 (PRIME NEWSWIRE) - Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the quarter ended September 30, 2017 increased 25.4% to $18.6 million compared to $14.8 million for the quarter ended September 30, 2016. Gross profit as a percentage of net revenue decreased to 19.7% for the quarter ended September 30, 2017 from 24.7% for the quarter ended September 30, 2016 due to competitive pricing on two plants.

Income from operations for the quarter ended September 30, 2017 was $0.8 million compared to $1.0 million for the quarter ended September 30, 2016. The Company had non-operating income of $0.7 million for the quarter ended September 30, 2017 compared to $0.3 million for the quarter ended September 30, 2016. The Company had tax expense of $0.6 million for the quarter ended September 30, 2017 compared to a tax benefit of $(0.4) million for the quarter ended September 30, 2016. Net income for the quarter ended September 30, 2017 was $1.0 million ($0.07 per basic and diluted share) compared to $1.7 million ($0.12 per basic and diluted share) for the quarter ended September 30, 2016.

Net revenue for the year ended September 30, 2017 increased 15.2% to $80.6 million compared to $70.0 million for the year ended September 30, 2016. Gross profit as a percentage of net revenue increased to 26.2% for the year ended September 30, 2017 from 25.0% for the year ended September 30, 2016. The Company had operating income for the year ended September 30, 2017 of $10.2 million compared to $7.8 million for the year ended September 30, 2016.

The Company had non-operating income of $1.9 million for the year ended September 30, 2017 compared to $1.6 million for the year ended September 30, 2016. The effective income tax rate for fiscal 2017 was 30.9% versus 25.1% in fiscal 2016. The Company’s net income was $8.4 million ($0.58 per basic share and $0.57 per diluted share) for the year ended September 30, 2017, compared to $7.0 million ($0.49 per basic share and $0.48 per diluted share) for the year ended September 30, 2016.

At September 30, 2017, the Company had $110.8 million in cash and marketable securities, an increase of $6.7 million over the September 30, 2016 balance of $104.2 million. Net working capital was $124.7 million at September 30, 2017. The Company has no short- or long-term debt.

John E. Elliott, Gencor’s CEO, stated, “I am pleased with our fiscal 2017 performance. Our solid financial results continued throughout 2017 with year-over-year revenue growth, gross margin improvement, increased profitability and strong cash generation.

Our fourth quarter 2017 revenues exceeded $18 million, up significantly from prior years’ fourth quarters. Revenue growth was attributable to greater demand for our asphalt plants. Gross margins were lower in the fourth quarter due to pricing on a few strategic projects. For the year, gross margins increased to 26.2%. Gencor managed 15% growth in fiscal 2017 revenues with solid execution, resulting in an increase in both gross margins and operating margins for the fiscal year.

Underlying demand for our products continues to be strong, positioning us for continued profitable growth as we begin fiscal 2018. Orders for new asphalt plants were placed throughout the summer and early fall months. Current backlog of $46 million represents a 44% increase from a year ago and a 127% increase from two years ago. Order inquiry for our equipment continues to be strong.

State and local programs that fund infrastructure, including gas tax increases and other ballot initiatives passed over the previous few years are an important part of current public sector highway construction. These programs, coupled with the FAST Act approved at the federal level, have been the key drivers in Gencor’s improved performance over the past two years.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Statements of Operations

For the Years Ended September 30, 2017, 2016 and 2015

	2017	2016	2015
Net revenue	$80,608,000	$69,991,000	$39,230,000

Cost of goods sold	59,449,000	52,466,000	31,724,000

Gross profit	21,159,000	17,525,000	7,506,000
Operating expenses:
Product engineering and development	2,147,000	1,567,000	1,422,000
Selling, general and administrative	8,776,000	8,142,000	6,878,000

Total operating expenses	10,923,000	9,709,000	8,300,000

Operating income (loss)	10,236,000	7,816,000	(794,000)

Other income (expense), net:
Interest and dividend income, net of fees	650,000	754,000	883,000
Realized and unrealized gains (losses) on marketable securities, net	1,297,000	828,000	(3,638,000)
Other	(5,000)	2,000	3,000

	1,942,000	1,584,000	(2,752,000)

Income (loss) before income tax expense (benefit)	12,178,000	9,400,000	(3,546,000)
Income tax expense (benefit)	3,760,000	2,357,000	(1,727,000)

Net income (loss)	$8,418,000	$7,043,000	$(1,819,000)

Basic earnings per common share:
Net income (loss) *	$0.58	$0.49	$(0.13)

Diluted earnings per common share:
Net income (loss) *	$0.57	$0.48	$(0.13)

*	2016 and 2015 adjusted for three-for-two stock split

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$22,933,000	$18,219,000
Marketable securities at fair value (cost of $86,967,000 at September 30, 2017 and $86,203,000 at September 30, 2016)	87,886,000	85,938,000
Accounts receivable, less allowance for doubtful accounts of $207,000 at September 30, 2017 and $195,000 at September 30, 2016	1,184,000	1,110,000
Costs and estimated earnings in excess of billings	6,768,000	4,921,000
Inventories, net	16,687,000	11,634,000
Prepaid expenses	1,660,000	1,598,000

Total current assets	137,118,000	123,420,000

Property and equipment, net	5,722,000	5,239,000
Other assets	53,000	53,000

Total Assets	$142,893,000	$128,712,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,320,000	$1,443,000
Customer deposits	8,628,000	4,484,000
Accrued expenses	2,426,000	2,264,000

Total current liabilities	12,374,000	8,191,000

Deferred and other income taxes	1,601,000	316,000

Total liabilities	13,975,000	8,507,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,154,829 shares and 12,111,079 shares issued and outstanding at September 30, 2017 and 2016, respectively *	1,215,000	1,211,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,263,857 shares issued and outstanding at September 30, 2017 and 2016 *	226,000	226,000
Capital in excess of par value	11,178,000	10,887,000
Retained earnings	116,299,000	107,881,000

Total shareholders’ equity	128,918,000	120,205,000

Total Liabilities and Shareholders’ Equity	$142,893,000	$128,712,000

*	2016 adjusted for three-for-two stock split

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2017: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000